Exhibit 99.1

LPL Financial Announces Fourth Quarter and 2013 Year-End Financial Results
- Fourth consecutive year of growing net revenues with record $4.1 billion -
- Advisory and Brokerage Assets grow 17% for the year to $438 billion -
- Net new advisors grew by 321 for the year -
- Quarterly dividend raised 26% to $0.24 per share -

Boston, MA - February 11, 2014 — LPL Financial Holdings Inc. (NASDAQ: LPLA) (the “Company”), parent company of LPL Financial LLC (“LPL Financial”), today announced net revenue of $1,093.9 million for the fourth quarter of 2013, up 15.9% compared to net revenue of $944.2 million in the fourth quarter of 2012. Net revenue for the year ended December 31, 2013 was $4,140.9 million, an increase of 13.1% compared to 2012.

	Three Months Ended December 31,			Year Ended December 31,
	2013	2012	% Change	2013	2012	% Change
Financial Highlights (unaudited)	(dollars in thousands, except per share data )
GAAP Measures:
Net Revenue	$1,093,930	$944,244	15.9%	$4,140,858	$3,661,088	13.1%
Net Income	$44,418	$36,938	20.3%	$181,857	$151,918	19.7%
Earnings Per Share — diluted	$0.43	$0.34	26.5%	$1.72	$1.37	25.5%
Non-GAAP Measures:
Adjusted Earnings	$65,229	$53,858	21.1%	$258,805	$225,029	15.0%
Adjusted Earnings Per Share	$0.63	$0.50	26.0%	$2.44	$2.03	20.2%
Adjusted EBITDA	$124,190	$109,948	13.0%	$511,438	$454,482	12.5%
____________________
A full reconciliation of GAAP measures to non-GAAP measures, along with an explanation of these metrics, follows later in this release.

“For the fourth straight year LPL Financial increased revenue, generating 13% growth year-over-year to a record $4.1 billion,” stated Mark Casady, chairman and CEO of LPL Financial. “Revenue growth was driven by advisor productivity and investor engagement, which for the first time since the market break in 2008 were sustained over the course of a full year, as well as by strong market appreciation. Adjusted earnings per share grew for a fifth consecutive year, up 20% to a record $2.44 per share. Adjusted earnings per share benefited from strong growth in operating profits and our decision to repurchase 5.8 million shares during 2013, despite pressure from the low interest rate environment and $5 million in incremental share-based compensation for our advisor stock program that was marked to market due to our share price appreciation.”

Mr. Casady continued, “From a strategic viewpoint, in 2013 we focused on our core platform to capitalize on the embedded growth opportunities. We invested in our compliance and service capabilities to strengthen our offering and to enhance the tools and resources advisors need to be more productive. As we look ahead to 2014, we will expand our commitment of creating a smarter, simpler, more personal LPL as a means to drive productivity and efficiency at more normalized expense levels that sets the conditions for sustainable long-term growth.”

LPL Financial's chief financial officer, Dan Arnold, continued, “I am pleased with our continued success in advisor recruitment and retention making us an industry leader. After an industry-wide cyclical slowdown in business development in the first half of the year, we have seen advisor migration return to more normal levels. We attracted 110 net new advisors this past quarter and 321 in 2013, and retained 97% of our existing advisors’ production. This success reflects the value of our independent business model to provide advisors and financial institutions with the integrated technology and broad array of services they need to manage and grow their businesses.”

Mr. Arnold concluded, “In 2013, our record results generated strong excess cash flow, from which we returned $287 million to shareholders through $219 million of share repurchases and $68 million in dividends. We have decided not to pursue a conversion to a bank holding company, preferring instead to retain our capital-light structure and flexibility in our capital deployment. Accordingly, we have raised our quarterly dividend to $0.24 per share and expanded the capacity of our share repurchase plan by $150 million to a total of $218 million.”

	As of December 31,
	2013	2012	% Change
Metric Highlights (unaudited)
Advisors	13,673	13,352	2.4%
Advisory and Brokerage Assets (billions)(1)	$438.4	$373.3	17.4%
Advisory Assets Under Custody (billions)(2)	$151.6	$122.1	24.2%
___________________
(1) Advisory and brokerage assets are comprised of assets that are custodied, networked, and non-networked and reflect market movement in addition to new assets, inclusive of new business development and net of attrition.
(2) Advisory assets under custody is a component of advisory and brokerage assets.

Business Highlights

•
Net New Advisory Asset Growth. Net new advisory assets, which exclude market movement, were $3.9 billion for the three months ended December 31, 2013. For the year, net new advisory assets were a record $14.6 billion, representing 12.0% growth, primarily driven by strong advisor productivity and the continued addition of independent registered investment advisors (Independent RIAs).

•	Strong Revenue Growth. Key contributors of revenue growth included:

◦
Commission revenue increased 19.0% for the fourth quarter of 2013 compared to the prior year period reflecting an increase in net new advisors and improving commissions per advisor. Advisor productivity was driven by investor engagement, strong market conditions and, in particular, elevated levels of alternative investment sales, resulting in annualized commissions per advisor of $163 thousand. For 2013, commission revenue increased 14.1% compared to the prior year.

◦
Advisory revenue increased 11.9% for the fourth quarter of 2013 compared to the prior year period, driven by advisor productivity generating strong levels of net new advisory asset flows and overall improved market levels. For the year, advisory revenue increased 11.8% compared to the prior year.

◦	Recurring revenue, a statistical measure reflecting a level of stability in the Company's performance, represented 64.1% of net revenue for the fourth quarter of 2013 and 64.7% for the year.

•
High Growth in RIA Platform Assets. Assets under custody on the LPL Financial Independent RIA platform, which provides integrated RIA firm advisory fee- and commission-based capabilities for independent advisors, grew 53.8% to $62.9 billion as of December 31, 2013, encompassing 285 Independent RIA firms, compared to $40.9 billion and 191 Independent RIA firms as of December 31, 2012.

•
Increase in Cash Sweep Balances. The Company's average cash balances grew from $23.2 billion for the fourth quarter 2012 to $24.7 billion for the fourth quarter 2013 primarily reflecting the growth in new accounts as existing advisors expanded their businesses and new advisors transitioned assets to LPL Financial. Revenue generated from the Company's cash sweep programs declined 21.0% to $27.8 million in the fourth quarter of 2013 compared to $35.2 million in the prior year period. The rise in asset balances was offset by the decline in the effective fed funds rate of 7 basis points and the fee compression on bank contracts in the insured cash account ("ICA") program which together lowered the ICA fee in the fourth quarter of 2013 to 62 basis points from 87 basis points in the prior year period. In addition the fee from the money market fund program declined in the fourth quarter to 6 basis points from 13 basis points in the prior year period. For 2013, revenue generated from the Company's cash sweep programs declined 13.4% to $119.6 million in 2013 compared to $138.1 million in the prior year.

•
Progress Update on the Service Value Commitment. In 2013, the Company made progress in implementing its Service Value Commitment, generating $5 million in annualized savings to date. The Company outsourced numerous activities across 29 business units within the firm, including accounting, data reconciliation, operations and insurance processing. The Company has incurred $27 million in total restructuring expense of the $65 million total anticipated.

•
Tax Rate Benefit from One-time Tax Credit. For the fourth quarter, the Company’s tax rate declined to 31%, which was driven primarily by a one-time credit related to the installation of eco-friendly fuel cells in the Company’s new office building in San Diego as part of the Company’s effort to engage in environmentally sustainable business practices.

•
Continued Share Repurchase Activity. The Company spent $34.8 million in the fourth quarter to buy back 0.9 million shares, at a weighted average price per share of $38.23. The weighted average share count for calculating diluted earnings per share decreased to 103.4 million shares for the fourth quarter of 2013. In 2013, the Company spent $219.1 million to buy back 5.8 million shares at a weighted average price per share of $37.65. Since its initial public offering, the Company has repurchased 15.2 million shares.

•
Announcing 26% Increase to Quarterly Dividend. Based on the Company's performance, the Board of Directors has declared a cash dividend of $0.24 per share of the Company's common stock, to be paid on March 10, 2014 to all shareholders of record on February 24, 2014. The declarations of any future quarterly dividends, as well as the timing of record and payment dates, remain subject to approval by the Board of Directors.

Operational Highlights

•
Cogent Research Survey Names LPL Financial Top Choice for Advisors Looking to Move. According to the market research firm Cogent, 23% of advisors are open to moving to a new firm. This percentage has grown over the past three years. In addition, Cogent’s survey found that LPL Financial earned the highest overall consideration for advisors looking to move, after placing second in the prior year’s survey.

•
LPL Financial Advisors Recognized in Bank Investment Consultant Rankings. LPL Financial is a leading business partner in the industry supporting financial institutions and their advisors. Bank Investment Consultant, a leading information source for financial advisors who work in banks and credit unions, recognized 12 LPL Financial advisors affiliated with financial institutions in their list of Top 50 Bank Advisors of 2013; three additional advisors were recognized with honorable mention.

•
LPL Financial Marketing Recognized with Industry Awards. The MarCom Awards acknowledge exceptional creativity in marketing and communications work from corporations, PR firms, advertising agencies, nonprofit organizations and freelancers. LPL Financial marketing teams were recognized for a variety of 2013 projects across the creative spectrum that helped to develop the Company's brand and assisted advisors in growing their businesses.

•
LPL Financial Hosted Independent RIA Business First ADVocate RIA Symposium. In its fifth year of serving Independent RIA's, the Company's RIA Solutions group hosted its inaugural ADVocate Symposium which brought together its top Independent RIA's from across the country to discuss current industry issues and share best practices for growth, efficiency and profitability. Over fifty Independent RIA firms attended representing over $40 billion in assets with an average of $795 million in assets per firm.

Conference Call and Additional Information
The Company will hold a conference call to discuss its results at 8:00 a.m. EDT on Tuesday, February 11, 2014. The conference call can be accessed by dialing either 877-677-9122 (domestic) or 708-290-1401 (international) and entering passcode 31601796. For additional information, please visit the Company's website to access the Q4 2013 Financial Supplement.
The conference call will also be webcast simultaneously on the Investor Relations section of the Company's website (www.lpl.com), where a replay of the call will also be available following the live webcast. A telephonic replay will be available two hours after the call and can be accessed by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and entering passcode 31601796. The telephonic replay will be available until 11:59 p.m. EDT on February 18, 2014.

LPL Financial Holdings Inc.
Consolidated Statements of Operations
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2013	2012	% Change	2013	2012	% Change
Revenues
Commission	$556,176	$467,492	19.0%	$2,077,566	$1,820,517	14.1%
Advisory	308,931	275,983	11.9%	1,187,352	1,062,490	11.8%
Asset-based	112,272	103,018	9.0%	430,990	403,067	6.9%
Transaction and fee	89,444	83,362	7.3%	361,252	321,558	12.3%
Other	27,107	14,389	88.4%	83,698	53,456	56.6%
Net revenues	1,093,930	944,244	15.9%	4,140,858	3,661,088	13.1%
Expenses
Production	773,811	661,691	16.9%	2,892,844	2,548,837	13.5%
Compensation and benefits	101,650	89,350	13.8%	400,967	362,705	10.5%
General and administrative	108,293	99,071	9.3%	373,368	350,212	6.6%
Depreciation and amortization	22,052	18,786	17.4%	83,503	71,796	16.3%
Restructuring charges	10,335	635	*	30,186	5,597	*
Other	(15)	—	*	9,279	—	*
Total operating expenses	1,016,126	869,533	16.9%	3,790,147	3,339,147	13.5%
Non-operating interest expense	13,256	12,529	5.8%	51,446	54,826	(6.2)%
Loss on extinguishment of debt	—	—	*	7,962	16,524	(51.8)%
Total expenses	1,029,382	882,062	16.7%	3,849,555	3,410,497	12.9%
Income before provision for income taxes	64,548	62,182	3.8%	291,303	250,591	16.2%
Provision for income taxes	20,130	25,244	(20.3)%	109,446	98,673	10.9%
Net income	$44,418	$36,938	20.3%	$181,857	$151,918	19.7%
Earnings per share
Basic	$0.44	$0.34	29.4%	$1.74	$1.39	25.2%
Diluted	$0.43	$0.34	26.5%	$1.72	$1.37	25.5%
Weighted average shares outstanding — basic	101,812	107,794	(5.5)%	104,698	109,443	(4.3)%
Weighted average shares outstanding — diluted	103,411	108,644	(4.8)%	106,003	111,060	(4.6)%
______________________________
* Not Meaningful

The Company reports Adjusted EBITDA, Adjusted Earnings and Adjusted Earnings per share to present information about its earnings that eliminates the effects of items that it does not consider indicative of its core operating performance. Adjusted EBITDA, Adjusted Earnings, and Adjusted Earnings per share have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company's results as reported under GAAP. Some of these limitations are:

a.
Adjusted EBITDA, Adjusted Earnings, and Adjusted Earnings per share do not reflect all cash expenditures, or contractual commitments; and do not reflect changes in, or cash requirements for, working capital needs; and

b.	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt.

The reconciliation from net income to Adjusted EBITDA, a non-GAAP measure, for the periods presented is as follows (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(unaudited)
Net income	$44,418	$36,938	$181,857	$151,918
Interest expense	13,256	12,529	51,446	54,826
Income tax expense	20,130	25,244	109,446	98,673
Amortization of intangible assets(a)	9,731	9,791	39,006	39,542
Depreciation and amortization of fixed assets	12,321	8,995	44,497	32,254
EBITDA	99,856	93,497	426,252	377,213
EBITDA Adjustments:
Employee share-based compensation expense(b)	4,029	3,769	15,434	17,544
Acquisition and integration related expenses(c)	12,534	3,032	19,890	20,474
Restructuring and conversion costs(d)	9,887	755	30,812	6,146
Debt extinguishment costs(e)	—	—	7,968	16,652
Equity issuance and related offering costs(f)	—	—	—	4,486
Other(g)	(2,116)	8,895	11,082	11,967
Total EBITDA Adjustments	24,334	16,451	85,186	77,269
Adjusted EBITDA	$124,190	$109,948	$511,438	$454,482

Continued on following page

The reconciliation from net income to Adjusted Earnings, a non-GAAP measure, for the periods presented is as follows (in thousands, except per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(unaudited)
Net income	$44,418	$36,938	$181,857	$151,918
After-Tax:
EBITDA Adjustments(h)
Employee share-based compensation expense(i)	2,854	2,831	11,109	13,161
Acquisition and integration related expenses(j)	7,733	2,092	10,919	11,106
Restructuring and conversion costs	6,100	466	19,011	3,792
Debt extinguishment costs	—	—	4,916	10,274
Equity issuance and related offering costs(k)	—	—	—	4,262
Other(l)	(1,880)	5,490	6,926	7,384
Total EBITDA Adjustments	14,807	10,879	52,881	49,979
Amortization of intangible assets(h)	6,004	6,041	24,067	24,397
Acquisition related benefit for a net operating loss carry-forward(m)	—	—	—	(1,265)
Adjusted Earnings	$65,229	$53,858	$258,805	$225,029
Adjusted Earnings per share(n)	$0.63	$0.50	$2.44	$2.03
Weighted average shares outstanding — diluted	103,411	108,644	106,003	111,060
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(a)	Represents amortization of intangible assets as a result of the Company's purchase accounting adjustments from its 2005 merger transaction, as well as various acquisitions.

(b)
Represents share-based compensation for equity awards granted to employees, officers and directors. Such awards are measured based on the grant-date fair value and recognized over the requisite service period of the individual awards, which generally equals the vesting period.

(c)
Represents acquisition and integration costs resulting from various acquisitions, including changes in the estimated fair value of future payments, or contingent consideration, required to be made to former shareholders of certain acquired entities. In 2013, the Company finalized the determination of the contingent consideration obligation required to be paid to the former shareholders of National Retirement Partners, Inc. ("NRP"), which resulted in a $19.4 million increase in the estimated fair value of contingent consideration, $11.7 million of which was recognized in the three months ended December 31, 2013. Results for the twelve months ended December 31, 2013 also include a $3.8 million decrease in the estimated fair value of contingent consideration related to Concord Capital Partners, Inc. ("CCP"), as related milestones were not achieved.

(d)
Represents organizational restructuring charges, conversion and other related costs resulting from the expansion of the Service Value Commitment, the 2011 consolidation of UVEST Financial Services Group, Inc. (“UVEST”) and the 2009 consolidation of Associated Securities Corp., Inc., Mutual Service Corporation and Waterstone Financial Group, Inc. (together, the “Affiliated Entities”). As of December 31, 2013, the Company had recognized approximately 41% of restructuring charges related to the expansion of the Service Value Commitment, which is expected to be completed in 2015. As of December 31, 2013, approximately 88% and 100% of costs related to the 2011 consolidation of UVEST and the 2009 consolidation of the Affiliated Entities, respectively, had been recognized. The remaining costs from the 2011 consolidation of UVEST largely consist of the amortization of transition payments for the retention of advisors and financial institutions that are expected to be recognized into earnings by October 2016.

(e)
Represents expenses incurred resulting from the early extinguishment and repayment of amounts outstanding on the Company's prior senior secured credit facilities, including the write-off of unamortized debt issuance costs that had no economic benefit, as well as various other charges incurred in connection with the repayment under prior senior secured credit facilities and the establishment of new senior secured credit facilities. Results for the year ended December 31, 2013 include a write-off of $8.0 million related to the May 2013 refinancing and amendment of the Company's previous credit agreement. Results for the year ended December 31, 2012 include a write-off $16.5 million related to the March 2012 refinancing and replacement of the Company's original credit agreement.

(f)
Represents equity issuance and offering costs related to the closing of a secondary offering in the second quarter of 2012. In addition, results for the year ended December 31, 2012 include a $3.9 million charge for the late deposit of withholding taxes related to the exercise of certain non-qualified stock options in connection with the Company's 2010 initial public offering.

(g)
Results for the three months ended December 31, 2013 include a $2.3 million gain related to the sale of an equity investment. Results for the year ended December 31, 2013 include costs related to the Company’s decision to cease the operations of its subsidiary NestWise LLC (the “NestWise Closure”), consisting of: i) the derecognition of $10.2 million of goodwill; ii) $8.4 million of fixed asset charges that were determined to have no future economic benefit; iii) severance and termination benefits; and iv) a $9.3 million decrease in the estimated fair value of contingent consideration as related milestones were not achieved. Results for the year ended December 31, 2013 also include $2.7 million of severance and termination benefits related to a change in management structure. Results for 2013 and 2012 include certain excise and other taxes.

(h)
Generally, EBITDA Adjustments and amortization of intangible assets have been tax effected using a federal rate of 35% and the applicable effective state rate, which was 3.30%, net of the federal tax benefit, for the three and twelve months ended December 31, 2013 and 2012, except as discussed in footnotes (i) through (l) below.

(i)
Represents the after-tax expense of non-qualified stock options for which the Company receives a tax deduction upon exercise, restricted stock awards for which the Company receives a tax deduction upon vesting, and the full expense impact of incentive stock options granted to employees that qualify for preferential tax treatment and conversely for which the Company does not receive a tax deduction. Share-based compensation for vesting of incentive stock options was $1.0 million and $1.3 million, respectively, for the three months ended December 31, 2013 and 2012. For the year ended December 31, 2013 and 2012, share-based compensation for vesting of incentive stock options was $4.1 million and $6.1 million, respectively.

(j)
Represents the after-tax expense of acquisition and related costs for which the Company receives a tax deduction. In addition, the results for the year ended December 31, 2013 reflect a $3.8 million reduction of expense related to the estimated fair value of contingent consideration for the stock acquisition of CCP, that is not deductible for tax purposes.

(k)
Represents the after-tax expense of equity issuance and offering costs related to the closing of a secondary offering that occurred in the second quarter of 2012. Results for the year ended December 31, 2012 also include the full expense impact of a $3.9 million charge relating to the late deposit of withholding taxes related to the exercise of certain non-qualified stock options in connection with the Company's 2010 initial public offering, that is not deductible for tax purposes.

(l)
In 2013, represents the after-tax expense of severance and termination benefits and derecognition of fixed assets related to the NestWise Closure, for which the Company receives a tax deduction. Additionally, includes the full expense impact of i) the derecognition of $10.2 million of goodwill and ii) a $9.3 million decrease in the estimated fair value of contingent consideration, that is not deductible for tax purposes, $1.5 million of which occurred in the three months ended December 31, 2013. In 2012, represents the after-tax expense of excise and other taxes.

(m)
Represents the expected tax benefit available to the Company from the accumulated net operating losses of CCP that arose prior to its acquisition by the Company; such benefits were recorded in the third quarter of 2012.

(n)
Represents Adjusted Earnings, a non-GAAP measure, divided by weighted average number of shares outstanding on a fully diluted basis. Set forth is a reconciliation of earnings per share on a fully diluted basis as calculated in accordance with GAAP to Adjusted Earnings per share:

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2013	2012	2013	2012
	(unaudited)
Earnings per share — diluted	$0.43	$0.34	$1.72	$1.37
After-Tax:
EBITDA Adjustments per share	0.14	0.10	0.49	0.45
Amortization of intangible assets per share	0.06	0.06	0.23	0.22
Acquisition related benefit for a net operating loss carry-forward per share	—	—	—	(0.01)
Adjusted Earnings per share	$0.63	$0.50	$2.44	$2.03

Non-GAAP Financial Measures

Adjusted Earnings represent net income before: (a) employee share-based compensation expense, (b) acquisition and integration related expenses, (c) restructuring and conversion costs, (d) debt extinguishment costs, (e) equity issuance and related offering costs, (f) amortization of intangible assets resulting from various acquisitions, and (g) other. Reconciling items are tax effected using the income tax rates in effect for the applicable period, adjusted for any potentially non-deductible amounts. Adjusted Earnings per share represents Adjusted Earnings divided by weighted average outstanding shares on a fully diluted basis. The Company prepared Adjusted Earnings and Adjusted Earnings per share to eliminate the effects of items that it does not consider indicative of its core operating performance. The Company believes this measure provides investors with greater transparency by helping illustrate the underlying financial and business trends relating to results of operations and financial condition and comparability between current and prior periods. Adjusted Earnings and Adjusted Earnings per share are not measures of the Company's financial performance under GAAP and should not be considered as an alternative to net income or earnings per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of profitability or liquidity.

Adjusted EBITDA is defined as EBITDA (net income plus interest expense, income tax expense, depreciation and amortization), further adjusted to exclude certain non-cash charges and other adjustments set forth in the table above. The Company presents Adjusted EBITDA because the Company considers it a useful financial metric in assessing the Company's operating performance from period to period by excluding certain items that the Company believes are not representative of its core business, such as certain material non-cash items and other adjustments that are outside the control of management. Adjusted EBITDA is not a measure of the Company's financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of profitability or liquidity. In addition, Adjusted EBITDA can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments.

Forward-Looking Statements

Statements in this press release regarding the Company's future financial and operating results, growth, business strategy, plans, and ability and plans to repurchase shares and pay dividends in the future, including statements relating to future advisor recruitment and future efficiency and savings as a result of the Service Value Commitment, as well as any other statements that are not related to present facts or current conditions or that are not purely historical, constitute forward-looking statements. These forward-looking statements are based on the Company's historical performance and its plans, estimates and expectations as of February 11, 2014. The words “anticipates,” “believes,” “expects,” “may,” “plans,” “predicts,” “will” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are not guarantees that the future results, plans, intentions or expectations expressed or implied by the Company will be achieved. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, legislative, regulatory, competitive and other factors, which may cause actual financial or operating results, levels of activity, or the timing of events, to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include: changes in general economic and financial market conditions, including retail investor sentiment; fluctuations in the value of assets under custody; effects of competition in the financial services industry; changes in the number of the Company's financial advisors and institutions, and their ability to market effectively financial products and services; changes in interest rates and fees payable by banks participating in the Company's cash sweep program, including the Company's success in negotiating agreements with current or additional counterparties; the Company's success in integrating the operations of acquired businesses; execution of the Company's plans related to the Service Value Commitment, including the Company's ability to successfully transform and transition business processes to third party service providers; the Company's success in negotiating and developing commercial arrangements with third party service providers that will enable the Company to realize the service improvements and efficiencies expected to result from the Service Value Commitment; the performance of third party service providers to which business processes are transitioned from the Company; the Company's ability to control operating risks, information technology systems risks and sourcing risks; the effect of current, pending and future legislation, regulation and regulatory actions, including disciplinary actions imposed by self-regulatory organizations; and the other factors set forth in Part I, “Item 1A. Risk Factors” in the Company's 2012 Annual Report on Form 10-K and any subsequent SEC filings. Except as required by law, the Company specifically disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this earnings release, even if its estimates change, and you should not rely on those statements as representing the Company's views as of any date subsequent to the date of this press release.
About LPL Financial

LPL Financial, a wholly owned subsidiary of LPL Financial Holdings Inc. (NASDAQ: LPLA), is the nation's largest independent broker-dealer (based on total revenues, Financial Planning magazine, June 1996-2013), an RIA custodian, and an independent consultant to retirement plans. LPL Financial offers proprietary technology, comprehensive clearing and compliance services, practice management programs and training, and independent research to more than 13,600 financial advisors and more than 700 financial institutions. In addition, LPL Financial supports approximately 4,500 financial advisors licensed with insurance companies by providing customized clearing, advisory platforms and technology solutions. LPL Financial and its affiliates have 3,185 employees with primary offices in Boston, Charlotte, and San Diego. For more information, please visit www.lpl.com.

Securities and Advisory Services offered through LPL Financial. A Registered Investment Advisor, Member FINRA/SIPC

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LPLA-F

Investor Relations	Media Relations
Trap Kloman	Betsy Weinberger
LPL Financial	LPL Financial
Phone: (617) 897-4574	Phone: (858) 900-7122
Email: investor.relations@lpl.com	Email: betsy.weinberger@lpl.com